Global General Technologies, Inc. (Nevada)
201 South Biscayne Blvd.
Miami, FL 33131-4325

January 30, 2008

Mr. Gary T. Stroud,
President
AGV INTERNATIONAL CANADA Inc.
405 Olympic Street,
Hudson (Quebec) J0P1H0
Canada

Mr. Stroud,

TERMS OF APPOINTMENT AS DIRECTOR AND PRESIDENT AND ASSISTANT SECRETARY

Global General Technologies, Inc. (the “Company”) is pleased to confirm our offer regarding your appointment as Director of the Company and Officer on the following terms:

1.	POSITION. You will serve as a Director of the Company, effective as of the date of this letter and as President and Assistant Secretary, effective as of date of letter.

2.	TERM. You shall be appointed as a Director and as an Officer to serve until your successor is appointed in accordance with Nevada Law.

3.
DIRECTOR’S DUTIES. It is expected that you will attend at least four (4) full Board meetings per year in Miami or in any other location selected by the Company for such meetings.  In addition, you will be available on an as needed basis for Board Meetings by conference call, to execute written resolutions, and for such other matters as the Company may reasonably require.

4.
OFFICER’S DUTIES. You shall have the usual powers and duties of President of similar corporation. There are no limitations upon the powers of the officers or directors, or the manner of exercise of such powers, contained in or implied by the articles of incorporation (including any amendment) (collectively the “Articles”) of the Company or otherwise and you understand that the Board has full control over the affairs of the corporation. You shall report to the Board of Directors.  It is expected that you may be required to attend at least four (4) full Board meetings per year in Miami or in any other location selected by the Company for such meeting and that you may have to participate in various meetings required by the business of the Company.  In addition, you will be available on an as needed basis by conference call.

5.
LOCATION. The Company is located in Miami, Florida. However, the Company understands and accepts that you are located in Canada that you will not relocate to Miami and will work from Canada. The Company will provide you access to Company’s information, as required, including remote electronic access.

6.
COMPENSATION AND EXPENSES. The Company agrees that you will provide your services to the Company pursuant to a service agreement (the “Agreement”) to be entered between the Company and your management consulting company, AGV International Canada Inc. (“AGV”) The Agreement shall provide that the Company will reimburse you or AGV for approved expenses which are incurred for the performance of your duties as Director and/or Officer.

7.
INDEMNIFICATION. The Articles do not provide for greater individual liability of the Directors and/or Officers of the Company than the limited individual liability provided by the applicable law and to the fullest extent permitted by the Company's Articles and applicable law, the Company agrees to defend and indemnify you and AGV and hold you and AGV harmless against any liability that you incur within the scope of your service as a director and/or officer of the Company. Further, the Company shall pay all expenses related to any such liability as they are incurred and in advance of the final disposition of said liability, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that you are not entitled to be indemnified by the Company. This obligation shall continue when you have ceased to be a director and/or officer, of the Company and inures to the benefit of your heirs, executors and administrators.

8.
INSURANCE. The Company agrees to make efforts to purchase and maintain adequate Directors' and Officers' liability insurance from a reputable and financially sound insurer with coverage limits to be determined by the Board of Directors and with provisions that will provide coverage for you as a director as well as coverage as a former director following any termination of your services as director.

9.
ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to me by facsimile at (561)-659-3883. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours

GLOBAL GENERAL TECHNOLOGIES, INC.

__/s/__________________________

Shmuel M. Shneilbag,                                                                  I have read and accept and agree to the above terms.

President

_/s/___________________________
Gary T. Stroud
President
AGV International Canada Inc
January 30, 2008